November 4, 2019

Mr. John D. Johns
Executive Chairman
Protective Life Corporation
2801 Highway 280 South
Birmingham, AL 35223

Re: Letter Agreement regarding Office Space and Support and Tax and Financial Planning

Dear Johnny:

In anticipation of your ceasing to serve as Executive Chairman of Protective Life Corporation (“Protective”) on November 4, 2019 (the “Protective Separation Date”), the purpose of this Letter Agreement (this “Agreement”) is to set forth our mutual understanding regarding the provision of certain Office Space and Support and AYCO Services (as defined below in Sections 2 and 3, respectively) by Protective for your benefit, as approved by the Compensation and Management Succession Committee of the Board of Directors of Protective (the “Compensation Committee”) in recognition of your long tenure serving in various capacities as a senior officer of Protective and in keeping with its past practices of providing office space and administrative services to former chief executive officers.

1. Six-Month Delay due to Specified Employee Status. Because the Protective Office Space and Support and the AYCO Services are “deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”) and the regulations and authoritative guidance issued thereunder (collectively, “Section 409A”)), Protective’s provision of such services at its expense will be delayed by six (6) months following your Separation from Service if you are still considered a “Specified Employee” (as defined under Section 409A) at the time of your Separation from Service (as that term is defined under Section 409A).

2.Office Space and Support. Protective understands that, in connection with the services you will provide Dai-ichi NA following the Protective Separation Date pursuant to the terms of an agreement between you and DLI North America Inc. (“Dai-ichi NA”), the Protective Office Space and Support (as such term is defined below) will be provided to you in connection with the provision of your services to Dai-ichi, at Dai-ichi NA’s expense, from the Protective Separation Date until the earlier of: (i) the termination of all services provided by you to Dai-ichi NA; or (ii) December 31, 2020 (such date, the “Dai-ichi NA Office Space End Date”).

As previously approved by the Compensation Committee, Protective will provide the following office space and support, commencing on the date immediately following the Dai-ichi NA Office Space End Date and, except as provided in subsection (iii) immediately below, continuing at least through the fifth anniversary of your Separation from Service (or such later date as Protective shall determine):

Mr. John D. Johns
November 4, 2019

(i) the office space currently provided to you in Protective’s Birmingham, Alabama campus, or such other comparable office space as shall be mutually agreed between you and Protective;

(ii) services and support (including, for example, telephone, IT support, access to copying and mail services) generally consistent with the support you are currently provided, including the services of an administrative assistant for up to 32 hours per week, or such other comparable services and support as shall be mutually agreed between you and Protective; and

(iii) continued access to your email address at Protective through June 15, 2020;
(collectively, the “Protective Office Space and Support”). Protective agrees that, for so long as she shall continue to be an active employee, Protective will assign the person currently serving as your administrative assistant to serve as the administrative assistant made available to you under the terms of this letter.

Note that, if following the Dai-ichi Office Space End Date, Protective would otherwise be obligated to provide you the Protective Office Space and Support at any time during the six-month period following your Separation from Service (i.e., when certain deferred compensation payments to you must be delayed because you are a Specified Employee)(such period, the “Six-Month Period”), then you will be required to timely reimburse Protective for the market value of such Protective Office Space and Support provided during the Six-Month Period, based on the value determined as specified in Annex A hereto.

To the extent that provision of Protective Office Space and Support occurs after the Six-Month Period (i.e., when you are no longer a Specified Employee), then you will not be required to reimburse or otherwise pay Protective for any such Protective Office Space and Support following the Six-Month Period. However, the value of such Protective Office Space and Support (as determined applying the methodologies set forth on Annex A) during the period following the Six-Month Period will be reportable income to you for tax purposes by Protective, via an IRS Form W-2, and the value will be subject to employment taxes. Additionally, Protective will pay on your behalf your share of such employment taxes and also will include in your Form W-2 an amount to reflect Protective’s payment on your behalf (as determined in accordance with IRS guidance).

3. Tax and Financial Planning. As approved by the Compensation Committee, you also are entitled to utilize at Protective’s expense (except as otherwise set forth below), AYCO tax and financial planning for a one (1)-year period following your Separation from Service (“AYCO Services”). Note, however, that because you will be a Specified Employee for the Six-Month Period following your Separation from Service, AYCO will invoice you and you will be required to pay AYCO directly for such services during the Six-Month Period. Upon expiration of the Six-Month Period, Protective will pay AYCO directly for the AYCO Services for six (6) months thereafter (“Second Six Month Period”), and you will not be required to reimburse or otherwise pay Protective for any such services during the Second Six-Month Period. However, the cost of the AYCO Services during the Second Six-Month Period will be reportable income to you for tax purposes by Protective, via an IRS Form W-2, and the cost will be subject to employment taxes. Additionally, Protective will pay on your behalf your share of such

Mr. John D. Johns
November 4, 2019

employment taxes, and also will include in your Form W-2 an amount to reflect Protective’s payment on your behalf (as determined in accordance with IRS guidance).

4. Lump Sum Payment. Within 30 days following the end of the Six-Month Period, Protective will pay you in a single lump sum, an amount equal to the sum of (i) the amount, if any, that you paid to Protective pursuant to the second to last paragraph of Section 2 and (ii) the amount, if any, that you paid to AYCO pursuant to Section 3.

If you agree that this Agreement properly reflects our mutual understanding of the terms and conditions applicable to the Protective Office Space and Support and the AYCO Services, please sign both copies of this Agreement where indicated below, returning one copy and keeping the other for your records.

PROTECTIVE LIFE CORPORATION

/s/ Richard J. Bielen
By: Richard J. Bielen
Its: President and Chief Executive Officer
Agreed and Accepted:

/s/ John D. Johns
John D. Johns
Date: 11/4/19

Annex A

The office currently made exclusively available for your use consists of 540 square feet. Protective also makes available for your exclusive use an additional 150 square feet for file storage and use by the administrative assistant who supports you, for a total of 690 square feet of exclusive use. In addition, you have access to certain common areas, including a conference room, which relate to an additional 600 square feet.

For purposes of valuing your use of the office space and common areas described above, unless you and Protective shall otherwise agree, to the extent that space in the Birmingham campus is leased to unaffiliated third parties, the value ascribed to your use shall be determined based on the rental rates established by such third party arrangements, but adjusted as appropriate to account for differences in value associated with higher floors and other material differences (e.g., superior views). The parties have agreed that, based on the rates charged with respect to other third party leases of different space in Protective’s campus, the fair market value of such space shall be $24 per square foot, and the allocation to you of the cost of the common space shall be 50% of such amount.

The costs associated with support services (including office equipment) made available for your use are $6,600 per annum. The current costs associated with providing you an administrative assistant, taking into account salary, benefits, other employment related charges and providing such assistant the office equipment necessary to provide you support is $126,000. The parties agree that the assistant who will support you is also expected to provide support to other former officers to whom Protective provides support services, and that the current allocation to you of such assistant’s time and services is 80%.
Unless material changes sooner occur in your use of office space or your allocation of support services, the above rates and charges will remain in effect, as applicable, from the Dai-ichi NA Office Space End Date through January 1, 2021. Commencing January 1, 2021, Protective will review all of the above described values and charges annually, and adjust such charges as appropriate, applying methodologies consistent with those described and applied above. Protective will submit its proposed adjusted calculation to you within 30 days following the commencement of each calendar year commencing with January 1, 2021. Unless you object to such calculations within 30 days of receipt thereof, such adjusted value shall apply for such then current calendar year. If you shall object, the parties shall make such appropriate adjustments thereto, or to the level of the Protective Office Space and Support provided, as shall be mutually agreed between the parties. Notwithstanding the foregoing, Protective shall in all events include in your W-2 the amount that it shall determine in good faith to be the fair market value of the Protective Office Space and Support, applying the above applied methodologies, subject to such adjustments as are required by applicable law.